Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “UBS COMMERCIAL MORTGAGE SECURITIZATION CORP.”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF OCTOBER, A.D. 2011, AT 1:28 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5050833 8100	AUTHENTICATION: 9087444

111093648	DATE: 10-12-11
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:31 PM 10/12/2011 FILED 01:28 PM 10/12/2011 SRV 111093648 – 5050833 FILE

CERTIFICATE OF INCORPORATION

OF

UBS COMMERCIAL MORTGAGE SECURITIZATION CORP.

FlRST: The name of the corporation is UBS Commercial Mortgage Securitization Corp.

SECOND: The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the general Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock of the corporation that the corporation shall have authority to issue is one thousand (1,000) common shares, and the per value of each common share is $.01 per share.

FIFTH: The name and mailing address of the incorporators are as follows:

John Connors

677 Washington Blvd.

Stamford, CT 06901

Jane E. Nutson

677 Washington Blvd.

Stamford, CT 06901

SIXTH: The initial directors of the corporation shall be:

David Ness	1285 Avenue of the Americas, New York, NY 10019
Kenneth Cohen	1285 Avenue of the Americas, New York, NY 10019
John Herman	1285 Avenue of the Americas, New York, NY 10019

SEVENTH: The Board of Directors of the corporation is expressly authorized to make, alter or repeal bylaws of the corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

EIGHTH: Election of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

We, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and we have accordingly hereunto set our hands this 12th day of October 2011.

/s/ John Connors
John Connors
Incorporator

/s/ Jane E. Nutson
Jane E. Nutson
Incorporator